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Northrop Grumman Reports Third Quarter 2006 Results
Contract Acquisitions Increase 25 Percent to $6.3 Billion
Sales Increase 2 Percent to $7.4 Billion
Segment Operating Margin Increases 43 Percent to $696 Million
Earnings per Share from Continuing Operations Up 9 Percent to $0.87 after $0.20 per Share Legal Provision
Cash from Operations Increases 8 Percent to $962 Million
2006 and 2007 Guidance Provided
     LOS ANGELES — Oct. 24, 2006 — Northrop Grumman Corporation (NYSE: NOC) third quarter 2006 income from continuing operations rose 5 percent to $306 million from $291 million in the third quarter of 2005. Third quarter 2006 earnings per diluted share from continuing operations increased 9 percent to $0.87 from $0.80 for the same period of 2005. Third quarter 2006 income from continuing operations includes a $112.5 million, or $0.20 per diluted share, pre-tax provision for the company’s settlement offer to resolve all potential claims by the U.S. Department of Justice and a classified customer related to certain microelectronic parts produced by the Space and Electronics sector of the former TRW Inc.
     Third quarter 2006 sales increased 2 percent to $7.4 billion from $7.3 billion in the third quarter of 2005. Third quarter operating results for 2006 and 2005 reflect the reclassification of certain operations from continuing to discontinued operations.
     “Our four businesses delivered another very strong operating quarter, in line with our expectations,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer. “Contract acquisitions rose 25 percent and all four businesses ended the quarter with higher year-over-year backlog. Segment operating margin rose 43 percent, driven by higher sales in three of our four businesses and higher operating margin in all four businesses. Information & Services and Aerospace posted double-digit growth in operating margin and substantially higher margin rates. While we’re disappointed to
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2006 Results	2
have a legal provision detract from the strong results, we believe this settlement offer is in the best interests of all the parties and our shareholders.
     “We also had a great quarter from a cash perspective, generating nearly $1 billion in cash from operations. 2006 is shaping up to be another year in which Northrop Grumman delivers substantially higher margin and generates solid cash. Our strong financial performance continues to support our balanced cash deployment strategy and provides a solid foundation for 2007 and beyond,” continued Sugar.
     The company’s third quarter 2006 segment operating margin increased 43 percent to $696 million from $486 million in the third quarter of 2005. All of the company’s businesses — Information & Services, Aerospace, Electronics and Ships — generated higher operating profit in the 2006 third quarter than in the same period in 2005, with double-digit increases in operating margin in Information & Services, Aerospace and Ships. Third quarter 2005 results included a $150 million charge in Ships for Hurricane Katrina-related cost growth.
     Third quarter 2006 unallocated expenses increased to $140 million from $42 million in the 2005 third quarter. In the third quarter of 2006, the company recorded a $112.5 million pre-tax provision for its settlement offer and associated expenses. As previously reported, in October 2005, the U.S. Department of Justice and a classified government customer notified the company of potential substantial claims relating to certain microelectronics parts produced by the Space and Electronics sector of the former TRW Inc. In the third quarter of 2006, the company and the customer commenced settlement discussions. While the company believes it acted appropriately in this matter, the company offered a settlement to resolve all potential claims, avoid litigation, and to recognize the value of the customer relationship. This quarter’s pre-tax provision reflects the company’s settlement offer and related expenses. The company is not able to predict the outcome of this matter at this time.
     Operating margin increased 25 percent to $546 million from $438 million in the third quarter of 2005.
     Net interest expense for the 2006 third quarter declined to $73 million from $93 million in the prior year period, primarily due to lower average debt outstanding in the 2006 period.
     Other income/expense for the 2006 third quarter was income of $1 million compared with income of $94 million in the prior year period. The 2005 third quarter results included an $81 million pre-tax gain from the sale of a non-core equity holding.
     The effective tax rate applied to income from continuing operations for the 2006 third quarter was 35.4 percent compared with 33.7 percent in the 2005 third quarter. The company now expects an effective tax rate of approximately 31 percent for 2006 compared with its prior guidance of 31 to 32 percent.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2006 Results	3
     Net income for the 2006 third quarter increased 3 percent to $302 million, or $0.86 per diluted share, from $293 million, or $0.81 per diluted share, for the same period of 2005. Earnings per share are based on weighted average diluted shares outstanding of 351 million for the third quarter of 2006 and 362.2 million for the third quarter of 2005.
     Contract acquisitions increased 25 percent to $6.3 billion in the third quarter of 2006 from $5 billion for the same period of 2005. All four businesses ended the quarter with higher funded backlog than in the prior year period, with Ships and Information & Services increasing 28 percent and 19 percent, respectively. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, increased 7 percent to $59.8 billion at Sept. 30, 2006 compared with $55.9 billion at Sept. 30, 2005.
Cash Measurements, Debt and Share Repurchases
     Cash provided by operations in the third quarter of 2006 totaled $962 million compared with cash provided by operations of $891 million in the third quarter of 2005. Capital spending totaled $169 million in the 2006 third quarter, including $26 million for Hurricane Katrina capital expenditures at Ships, compared with total capital spending of $173 million in the 2005 third quarter. Since Aug. 29, 2005, hurricane-related insurance recoveries for damage, repair and restoration have totaled $264 million compared with total hurricane-related expenditures of $348 million.
     Cash and cash equivalents were $1.5 billion at Sept. 30, 2006 compared with $1.6 billion at Dec. 31, 2005. During the first nine months of the year the company reduced total debt by approximately $500 million and repurchased $825 million of its common stock, including approximately 11.6 million shares under an Accelerated Share Repurchase agreement.
     Under the $1.5 billion share repurchase authorization announced in October 2005, approximately $175 million remains. The company is presently evaluating the timing of the completion of this repurchase authorization. Common shares outstanding totaled 345.1 million at Sept. 30, 2006.
2006 and 2007 Guidance
     For 2006, the company expects sales of approximately $30.2 billion compared with its prior guidance of approximately $30.5 billion, and earnings per share from continuing operations of $4.20 to $4.25 compared with its prior guidance of $4.35 to $4.45. The reduction to the company’s guidance for 2006 earnings per share from continuing operations reflects the $0.20 per diluted share legal provision. In addition, as a result of the recently enacted Pension Protection Act of 2006, the company plans to pre-fund $800 million of its pension obligations in the fourth quarter of 2006. As a result of the planned pre-funding, the company now expects cash from operations of $1.5 to $1.8 billion compared with its prior guidance of $2.3 to $2.6 billion.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2006 Results	4
     For 2007, the company expects sales in the range of $31 to $32 billion and earnings per share to increase to a range of $4.65 to $4.90. Earnings per share guidance for 2007 is based on no changes in the pension assumptions from 2006. Cash from operations is expected to increase to between $2.5 and $2.8 billion in 2007.
Business Results
     Effective Jan. 1, 2006, the company established a new reportable segment, Technical Services, to leverage existing business strengths and synergies in logistics support, sustainment and technical services. On July 1, 2006, the company transferred additional business to Technical Services from Electronics, Integrated Systems, Mission Systems and Space Technology. Schedule 4 provides a reconciliation of these realignments, where applicable, with past financial reports.
     The company categorizes its seven reporting segments into four businesses. The results of the Mission Systems, Information Technology and Technical Services segments are aggregated as Information & Services. The results of the Integrated Systems and Space Technology segments are aggregated as Aerospace, and the Electronic Systems segment is reported as Electronics. The Newport News and Ship Systems sectors are reported as Ships.
     The company also revised its reporting of intercompany margin recognition and elimination for the company’s operating segments. The operating information shown below includes intersegment sales and operating margin that eliminate in consolidation, as shown in Schedule 2.
Information & Services

	Third Quarter ($ in millions)
	2006			2005
		Operating	% of		Operating	% of
	Sales	Margin	Sales	Sales	Margin	Sales

Mission Systems	$1,234	$119	9.6%	$1,322	$99	7.5%
Information Technology	1,039	96	9.1%	946	86	9.1%
Technical Services	535	35	6.5%	378	22	5.8%

	$2,808	$249	8.9%	$2,646	$207	7.8%

     Information & Services sales increased 6 percent during the third quarter of 2006 due to higher sales in Technical Services and Information Technology, partially offset by lower sales in Mission Systems.
     The 42 percent sales increase in Technical Services reflects new business, primarily from the Nevada Test Site program. Information Technology sales increased 10 percent due to higher volume in Defense, Intelligence, and Commercial, State & Local programs. Defense and Intelligence sales increases reflect higher volume on several existing programs, with the most notable being the Network Centric Solutions program.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2006 Results	5
Higher Commercial, State & Local sales include revenue from new business, such as the Virginia and San Diego IT outsourcing programs. The sales decrease in Mission Systems reflects lower volume for the Intercontinental Ballistic Missile program and a restricted program.
     The 20 percent year-over-year increase in Information & Services operating margin includes higher operating margin from all three segments. Mission Systems operating margin increased 20 percent due to favorable program performance and lower expense for amortization of purchased intangibles. Technical Services operating margin increased 59 percent, primarily due to higher sales volume and favorable program performance. Information Technology operating margin increased 10 percent due to higher sales volume.
Aerospace

	Third Quarter ($ in millions)
	2006			2005
		Operating	% of		Operating	% of
	Sales	Margin	Sales	Sales	Margin	Sales

Integrated Systems	$1,317	$137	10.4%	$1,400	$119	8.5%
Space Technology	782	73	9.3%	842	72	8.6%

	$2,099	$210	10.0%	$2,242	$191	8.5%

     Third quarter 2006 Aerospace sales declined 6 percent from the third quarter of 2005. Integrated Systems sales decreased 6 percent due to lower volume from the E2-D Advanced Hawkeye and EA-18 Growler programs, partially offset by higher volume from the F/A-18 Hornet, F-35 Lightning II and restricted programs. Space Technology sales decreased 7 percent due to lower volume for the NPOESS weather satellite system and restricted programs. These declines were partially offset by higher sales for the Space Tracking and Surveillance System, Advanced Extremely High Frequency communications satellite and Airborne Laser programs.
     Aerospace third quarter 2006 operating margin increased 10 percent from the third quarter of 2005 and includes higher operating margin at both Integrated Systems and Space Technology. Integrated Systems operating margin increased 15 percent over the prior year period due to higher volume and improved performance in the F/A-18 Hornet and F-35 Lightning II programs. Space Technology operating margin increased 1 percent due to the sale of a patent and improved performance in the Advanced Extremely High Frequency program.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2006 Results	6
Electronics

Third Quarter ($ in millions)
2006			2005
	Operating	% of		Operating	% of
Sales	Margin	Sales	Sales	Margin	Sales

$1,669	$195	11.7%	$1,583	$180	11.4%

     Electronics third quarter 2006 sales increased 5 percent from the third quarter of 2005 primarily due to higher sales of automated flat sorting machines to the U.S. Postal Service, infrared countermeasures and navigation systems, partially offset by lower sales of bio-detection equipment. Third quarter 2005 sales include the results of Winchester Electronics and Interconnect Technologies, which were divested in 2006.
     Electronics third quarter 2006 operating margin increased 8 percent from the third quarter of 2005, reflecting higher sales volume and lower expense for amortization of purchased intangibles.
Ships

Third Quarter ($ in millions)
2006			2005
	Operating	% of		Operating	% of
Sales	Margin	Sales	Sales	Margin	Sales

$1,238	$76	6.1%	$1,222	($65)	—

     Ships third quarter 2006 sales increased 1 percent from the third quarter of 2005 and included higher aircraft carrier sales, primarily driven by higher volume in the Vinson refueling program, as well as higher sales for the LHD and LHA(R) amphibious assault ships, DDG destroyers and Deepwater programs. Higher volume on these programs was offset by lower volume on the DDG 1000 program (formerly known as the DD(X) program).
     Ships operating margin increased to $76 million from a loss of $65 million in the third quarter of 2005. Third quarter 2005 operating margin included a $150 million charge for Hurricane Katrina-related cost growth as well as a negative impact of approximately $15 million due to hurricane-related work delays.
Third Quarter 2006 Highlights
•	New York City’s Department of Information Technology and Telecommunications awarded Northrop Grumman a five-year $500 million contract to provide the city’s broadband public-safety wireless network, the most comprehensive network of its kind.
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2006 Results	7
•	The U.S. Joint Forces Command selected Northrop Grumman to continue providing technology support to the Joint Warfighting Center in Suffolk, Va. The initial two-year $218 million contract has a potential value of $686 million over six years if all options are exercised.

•	The U.S. Citizenship and Immigration Services, an agency within the Department of Homeland Security, awarded Northrop Grumman a $357 million indefinite delivery, indefinite quantity contract to continue providing biometric capture services in support of U.S. citizenship applications and green card renewals. The contract is for one base year with four one-year options and has a potential value of $750 million over a five-year period.

•	The U.S. Air Force awarded Northrop Grumman the first delivery order of an indefinite delivery, indefinite quantity contract valued at a potential of $49.5 million to deliver Large Aircraft Infrared Countermeasures system hardware and support for the C-17 and C-130 transport aircraft. The total value of the five-year contract has an expected ceiling of $3.2 billion.

•	The U.S. Department of Homeland Security awarded Northrop Grumman a contract to provide support engineering to help improve first responder communications, assisting DHS in developing five-year wireless communications requirements for the public safety community.

•	The U.S. Navy awarded Northrop Grumman a $95.8 million contract for the detail design of the Navy’s 21st century DDG 1000 destroyer. The contract runs through Sept. 2007. When fully funded, this design contract will total more than $300 million and positions the company for production.

•	The U.S. Navy awarded Northrop Grumman a $135.8 million modification to a previously awarded contract for the Fire Scout vertical takeoff and landing tactical unmanned air vehicle program.

•	Northrop Grumman was awarded a five-year $110 million contract to continue its support of the U.S. Army’s Battle Command Training Branch program.

•	Northrop Grumman received the first certification from the FAA for a commercial anti-missile system on a Boeing MD-11 aircraft, under a U.S. Department of Homeland Security program. The Northrop Grumman system has subsequently received FAA certification for the Boeing MD-10 and 747 aircraft.

•	Northrop Grumman rolled out the first production version of the new RQ-4 Block 20 Global Hawk unmanned aerial reconnaissance system.

•	Northrop Grumman’s fire control and launch control equipment software, developed for the U.S. Missile Defense Agency’s (MDA) ground-based midcourse defense system, successfully performed during MDA’s Flight Test 2 on Sept. 1, in which the
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
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Northrop Grumman Reports Third Quarter 2006 Results	8
interceptor successfully tracked and subsequently destroyed the target warhead over the Pacific Ocean.

•	Reflecting the continuing recovery of its Gulf Coast operations, Northrop Grumman accomplished two successful ship launches in one week in September. Shipbuilders from the company’s Ship Systems sector launched the U.S. Navy multipurpose amphibious assault ship Makin Island (LHD 8) on Friday, Sept. 22 and one week later launched the U.S. Coast Guard’s first National Security Cutter, Bertholf (WMSL 750).

•	Northrop Grumman and the commonwealth of Virginia finalized their IT infrastructure partnership contract. The 10-year contract is valued at approximately $2 billion and includes cost reimbursable, fixed-price and fixed-unit pricing contractual provisions.

•	U.S. Customs and Border Protection, an agency of the Department of Homeland Security, awarded Northrop Grumman a contract to provide border security surveillance for land ports of entry along the southwest U.S. border. The pilot program will offer total operational security while facilitating the flow of legitimate trade and travel.
About Northrop Grumman
     Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. With more than 120,000 employees and operations in all 50 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.
     Northrop Grumman will webcast its earnings conference call at 12 noon EDT on Oct. 24, 2006. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “guidance” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.
Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows;
Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2006 Results	9
returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation and appeals; hurricane-related insurance recoveries; environmental remediation; divestitures of businesses; successful reduction of debt; performance issues with key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; and anticipated costs of capital investments, among other things.
The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, including hurricanes affecting the Company’s Gulf Coast shipyards and the associated risks underlying the Company’s assumptions regarding achieving expected learning-curve progress, amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.
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Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
FINANCIAL HIGHLIGHTS
($ in millions, except per share)
(unaudited)

	THIRD QUARTER		NINE MONTHS
	2006	2005(4)	2006	2005(4)

OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$6,267	$5,026	$26,656	$18,103
Total sales	7,433	7,291	22,127	22,400
Total operating margin	546	438	1,832	1,654
Income from continuing operations	306	291	1,110	1,058
Net income	302	293	1,089	1,069
Diluted earnings per share from continuing operations	.87	.80	3.15	2.90
Diluted earnings per share	.86	.81	3.09	2.93

Cash provided by continuing operations	943	886	1,567	1,981
Net cash provided by operating activities	962	891	1,485	1,967

	SEPT 30,	DEC 31,
	2006	2005(4)

BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$1,463	$1,605
Accounts receivable, net	3,690	3,553
Inventoried costs, net	1,275	1,164
Property, plant, and equipment, net	4,437	4,403
Total debt	4,646	5,145
Net debt (2)	3,183	3,540
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	17,330	16,828
Total assets	34,055	34,214

Net debt to capitalization ratio (3)	14%	16%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Total debt less cash and cash equivalents.

(3)	Net debt divided by the sum of shareholders’ equity and total debt.

(4)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
OPERATING RESULTS
($ in millions, except per share)
(unaudited)

	THIRD QUARTER		NINE MONTHS
	2006	2005(1)	2006	2005(1)

Sales and Service Revenues
Information & Services
Mission Systems	$1,234	$1,322	$3,761	$3,774
Information Technology	1,039	946	2,980	2,793
Technical Services	535	378	1,288	1,154

Total Information & Services	2,808	2,646	8,029	7,721

Aerospace
Integrated Systems	1,317	1,400	4,116	4,036
Space Technology	782	842	2,502	2,580

Total Aerospace	2,099	2,242	6,618	6,616

Electronics	1,669	1,583	4,783	4,875
Ships	1,238	1,222	3,808	4,323
Other		9		31
Intersegment Eliminations	(381)	(411)	(1,111)	(1,166)

	$7,433	$7,291	$22,127	$22,400

Operating Margin and Net Income
Information & Services
Mission Systems	$119	$99	$358	$283
Information Technology	95	86	265	244
Technical Services	35	22	88	64

Total Information & Services	249	207	711	591

Aerospace
Integrated Systems	137	119	426	375
Space Technology	73	72	225	213

Total Aerospace	210	191	651	588

Electronics	195	180	543	536
Ships	76	(65)	273	144
Other		(5)		(11)
Intersegment Eliminations	(34)	(22)	(87)	(60)

Total segment operating margin (2)	696	486	2,091	1,788

Reconciliation to operating margin
Unallocated expenses	(140)	(42)	(221)	(111)
Net pension expense (3)	(2)	(4)	(24)	(13)
Reversal of royalty income included above	(8)	(2)	(14)	(10)

Operating margin	546	438	1,832	1,654

Interest income	13	5	29	44
Interest expense	(86)	(98)	(263)	(287)
Other, net	1	94	(9)	183

Income from continuing operations before income taxes	474	439	1,589	1,594

Federal and foreign income taxes	168	148	479	536

Income from continuing operations	306	291	1,110	1,058

Discontinued operations, net of tax	(4)	2	(21)	11

Net income	$302	$293	$1,089	$1,069

Weighted average diluted shares outstanding, in millions	351.0	362.2	352.1	364.7

Diluted Earnings (Loss) Per Share
Continuing operations	$.87	$.80	$3.15	$2.90
Discontinued operations	(.01)	.01	(.06)	.03

Diluted Earnings Per Share	$.86	$.81	$3.09	$2.93

(1)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

(2)	Management uses segment operating margin as an internal measure of financial performance for the individual business segments. This measure is not in accordance with accounting principles generally accepted in the United States of America (GAAP).

(3)	Net pension expense reflects pension expense determined in accordance with GAAP less the pension expense included in the segment cost of sales to the extent that these costs are currently recognized under U.S. Government Cost Accounting Standards.

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
ADDITIONAL SEGMENT INFORMATION
($ in millions)
(unaudited)

	CONTRACT ACQUISITIONS(1)				FUNDED BACKLOG(2)
	THIRD QUARTER		NINE MONTHS		September 30,
	2006	2005(3)	2006	2005(3)	2006	2005(3)

Information & Services
Mission Systems	$1,022	$1,042	$3,861	$3,326	$2,506	$2,539
Information Technology	1,385	927	3,518	3,086	2,781	2,345
Technical Services	720	327	1,867	970	1,230	570

Total Information & Services	3,127	2,296	9,246	7,382	6,517	5,454

Aerospace
Integrated Systems	704	782	4,252	3,338	3,848	3,924
Space Technology	488	362	2,859	1,972	1,317	1,141

Total Aerospace	1,192	1,144	7,111	5,310	5,165	5,065

Electronics	1,678	1,445	5,118	4,494	6,630	6,386
Ships	577	445	6,371	1,932	8,692	6,774
Other		13	(4)	42		38
Intersegment Eliminations	(307)	(317)	(1,186)	(1,057)	(567)	(462)

Total	$6,267	$5,026	$26,656	$18,103	$26,437	$23,255

	TOTAL BACKLOG, September 30, 2006
			TOTAL
	FUNDED	UNFUNDED(4)	BACKLOG

Information & Services
Mission Systems	$2,506	$7,682	$10,188
Information Technology	2,781	2,368	5,149
Technical Services	1,230	3,431	4,661

Total Information & Services	6,517	13,481	19,998

Aerospace
Integrated Systems	3,848	5,946	9,794
Space Technology	1,317	8,391	9,708

Total Aerospace	5,165	14,337	19,502

Electronics	6,630	1,822	8,452
Ships	8,692	3,721	12,413
Intersegment Eliminations	(567)		(567)

Total	$26,437	$33,361	$59,798

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(3)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

(4)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity contract awards.

Schedule 4
NORTHROP GRUMMAN CORPORATION
REALIGNED SEGMENT OPERATING RESULTS
($ in millions)
(unaudited)

	AS REPORTED (1)							REALIGNED
	2005					2006		2005					2006
		Three Months Ended			Total	Three Months Ended			Three Months Ended			Total	Three Months Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Year	Mar 31	Jun 30	Mar 31	Jun 30	Sep 30	Dec 31	Year	Mar 31	Jun 30

SALES AND SERVICE REVENUES

Information & Services
Mission Systems	$1,254	$1,271	$1,356	$1,279	$5,160	$1,264	$1,338	$1,221	$1,231	$1,322	$1,243	$5,017	$1,232	$1,295
Information Technology (2)	880	967	946	978	3,771	948	993	880	967	946	978	3,771	948	993
Technical Services	274	286	276	267	1,103	275	300	378	398	378	379	1,533	351	401

Total Information & Services	2,408	2,524	2,578	2,524	10,034	2,487	2,631	2,479	2,596	2,646	2,600	10,321	2,531	2,689

Aerospace
Integrated Systems	1,287	1,391	1,417	1,474	5,569	1,437	1,397	1,265	1,371	1,400	1,453	5,489	1,416	1,383
Space Technology	863	875	842	815	3,395	855	865	863	875	842	815	3,395	855	865

Total Aerospace	2,150	2,266	2,259	2,289	8,964	2,292	2,262	2,128	2,246	2,242	2,268	8,884	2,271	2,248

Electronics	1,547	1,769	1,595	1,743	6,654	1,509	1,635	1,537	1,755	1,583	1,727	6,602	1,504	1,611

Ships	1,514	1,587	1,222	1,463	5,786	1,133	1,437	1,514	1,587	1,222	1,463	5,786	1,133	1,437

Other	11	11	9	11	42			11	11	9	11	42

Intersegment Eliminations	(328)	(350)	(372)	(363)	(1,413)	(328)	(364)	(367)	(388)	(411)	(402)	(1,568)	(346)	(384)

Total Sales and Service Revenue	$7,302	$7,807	$7,291	$7,667	$30,067	$7,093	$7,601	$7,302	$7,807	$7,291	$7,667	$30,067	$7,093	$7,601

SEGMENT OPERATING MARGIN

Information & Services
Mission Systems	$93	$99	$101	$94	$387	$117	$132	$90	$94	$99	$91	$374	$113	$125
Information Technology (2)	76	82	86	84	328	84	86	76	82	86	84	328	84	86
Technical Services	12	14	17	17	60	13	16	20	22	22	25	89	19	33

Total Information & Services	181	195	204	195	775	214	234	186	198	207	200	791	216	244

Aerospace
Integrated Systems	142	117	120	126	505	149	142	140	116	119	124	499	148	141
Space Technology	67	74	72	61	274	71	81	67	74	72	61	274	71	81

Total Aerospace	209	191	192	187	779	220	223	207	190	191	185	773	219	222

Electronics	162	199	182	169	712	177	181	159	197	180	166	702	176	172

Ships	107	102	(65)	105	249	68	129	107	102	(65)	105	249	68	129

Other	(1)	(5)	(5)	(6)	(17)			(1)	(5)	(5)	(6)	(17)

Intersegment Eliminations	(20)	(18)	(22)	(24)	(84)	(26)	(25)	(20)	(18)	(22)	(24)	(84)	(26)	(25)

Total Segment Operating Margin (3)	$638	$664	$486	$626	$2,414	$653	$742	$638	$664	$486	$626	$2,414	$653	$742

(1)	As reported in Schedule 4 of the First Quarter 2006 Earnings Release.

(2)	Amounts have been adjusted due to the second quarter 2006 shutdown of the Enterprise Information Technology business formerly reported in the Information Technology segment. All prior financial information has been reclassified to reflect the business as discontinued operations.

(3)	Management uses segment operating margin as an internal measure of financial performance for the individual business segments. This measure is not in accordance with accounting principles generally accepted in the United States of America (GAAP).